                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1) (1)


                            Intuitive Surgical, Inc.
                                (Name of Issuer)


                         Common Stock, par value $0.001
                         (Title of Class of Securities)


                                    46120E10
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)
     [_]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 2 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Mayfield VIII, a California Limited Partnership
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       -0-
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       -0-
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          -0-
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          PN
--------------------------------------------------------------------------------

PAGE>

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 3 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Mayfield VIII Management, L.L.C.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     Delaware
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       -0-
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       -0-
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          -0-
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          OO
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 4 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Mayfield Associates Fund II, a California Limited Partnership
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     California
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       -0-
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       -0-
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          -0-
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          PN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 5 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Yogen K. Dalal
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       82,589
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       82,589
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          82,589
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 6 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     F. Gibson Myers, Jr.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       69,943
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       69,943
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          69,943
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 7 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Kevin A. Fong
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       651
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       651
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          651
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 8 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     William D. Unger
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       28,438
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       28,438
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          28,438
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 9 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Wendell G. Van Auken, III
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       63,606
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       63,606
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          63,606
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 10 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Michael J. Levinthal
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       31,999
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       31,999
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          31,999
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0.1%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 11 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     A. Grant Heidrich, III
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       1,478
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       1,478
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          1,478
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

                                      13G
----------------------------                        ----------------------------
 CUSIP No. 46120E10                                  Page 12 of 17 pages.
----------------------------                        ----------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Person
     I.R.S. Identification No. of Above Persons (Entities Only)

     Wende S. Hutton
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                                    (a) [_]
                                                                    (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

     U.S.
--------------------------------------------------------------------------------

Number of     5.  Sole Voting Power
Shares
                       6,196
             -------------------------------------------------------------------

Beneficially  6.  Shared Voting Power
Owned By
                       -0-
             -------------------------------------------------------------------

Each          7.  Sole Dispositive Power
Reporting
                       6,196
             -------------------------------------------------------------------

Person        8.  Shared Dispositive Power
With
                       -0-
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          6,196
--------------------------------------------------------------------------------
10.  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [_]

--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

          0%
--------------------------------------------------------------------------------
12.  Type of Reporting Person

          IN
--------------------------------------------------------------------------------

Item 1.

        (a)  Name of Issuer:

             Intuitive Surgical, Inc.

        (b)  Address of Issuer's Principal Executive Offices:

             1340 W. Middlefield Road
             Mountain View, CA 94043

Item 2.

        (a)  Name of Persons Filing:

             Mayfield VIII, a California Limited Partnership
             Mayfield VIII Management, L.L.C.
             Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
             F. Gibson Myers, Jr.
             Kevin A. Fong
             William D. Unger
             Wendell G. Van Auken, III
             Michael J. Levinthal
             A. Grant Heidrich, III
             Wende S. Hutton

        (b)  Address of Principal Business Office:

             c/o Mayfield Fund
             2800 Sand Hill Road
             Menlo Park, CA 94025

        (c)  Citizenship:

             Mayfield VIII and Mayfield Associates Fund II are California Limited Partnerships.
             Mayfield VIII Management, L.L.C. is a Delaware Limited Liability Company.
             The individuals listed in Item 2(a) are U.S. citizens.

        (d)  Title of Class of Securities:

             Common Stock, par value $0.001

        (e)  CUSIP Number:

             46120E10

                              Page 13 of 17 pages.

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         Not applicable

Item 4.  Ownership.

         The information regarding ownership as set forth in Items 5-9 of Pages 2-12 hereto, is hereby incorporated by reference. Shares beneficially owned by each individual reporting person are held as trustee of a trust for the benefit of such reporting person and members of his or her family (except for 249 shares that are beneficially owned by Mr. Heidrich through a family partnership).

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

                              Page 14 of 17 pages.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002            MAYFIELD VIII
                                    A California Limited Partnership
                                    By:  Mayfield VIII Management, L.L.C.
                                         Its General Partner

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Authorized Signatory

                                    MAYFIELD VIII MANAGEMENT, L.L.C.

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Authorized Signatory

                                    MAYFIELD ASSOCIATES FUND II
                                        A California Limited Partnership

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Authorized Signatory

                                    YOGEN K. DALAL

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                                    F. GIBSON MYERS, JR.

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                                    KEVIN A. FONG

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                                    WILLIAM D. UNGER

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                                    WENDELL G. VAN AUKEN, III

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                              Page 15 of 17 pages.

                                    MICHAEL J. LEVINTHAL

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact


                                    A. GRANT HEIDRICH, III

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact


                                    WENDE S. HUTTON

                                    By: /s/ James T. Beck
                                       -----------------------------------------
                                        James T. Beck, Attorney In Fact

                              Page 16 of 17 pages.

                                  EXHIBIT INDEX

Exhibit 1 - "JOINT FILING AGREEMENT" is hereby incorporated by reference to
Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2 - "POWERS OF ATTORNEY" is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

                              Page 17 of 17 pages.